Exhibit 99.1

FOR IMMEDIATE RELEASE – June 11, 2008

Anchor Funding Services, Inc. reports the election of an independent director and financial expert to its board.

Boca Raton, Fl. (PR Newswire)/June 11, 2008 - Anchor Funding Services, Inc. (OTC Bulletin Board Symbol “AFNG.OB”) announced today that  it has expanded its Board of Directors from five members to six members and elected E. Anthony Woods to the Board.

Morry F. Rubin, CEO stated that “Mr. Woods has experience, both as an executive officer and a director of many corporations, both public and private, and that he will serve as an “independent director” and as a “financial expert” to Anchor’s board.“

Since 2003, Mr. Woods has served as Chairman and Chief Executive Officer of Support Source, a limited liability investing/consulting company, providing financial, management and marketing expertise to the healthcare industry.  From 1987 through 2002, Mr. Woods served as President and Chief Executive Officer of Deaconess Association, Inc., a large Cincinnati based diversified healthcare holding company operating for profit and not for profit health services corporations. Since 2007, Mr. Woods serves as a director of Critical Homecare Solutions, an equity-fund owned company and leading provider of homecare services and products currently serving 15,000 patients in 14 states. Since 2006, Mr. Woods serves as a director of Phoenix Health Systems, a national provider of healthcare information technology outsourcing solutions. Since 2004, Mr. Woods has served as a director (and as Chairman since 2006) of LCA-Vision, a leading provider of laser vision correction services which owns and operates over 70 fixed-site centers in the United States and through a joint venture in Canada.  Since 2003, Mr. Woods is also active as Chairman of the Board of Deaconess Association, Inc. and he is currently serving as interim Chief Executive Officer and Chief Financial Officer of said company.  Since 1998, he has also served as a director of Cincinnati Financial Corporation, a Standard & Poors 500 company which serves as a holding company with subsidiaries which underwrite fire, auto, casualty and other related forms of insurance. He received his M.B.A. in Finance and Marketing from Samford University and a B.S. and M.S. in Engineering from the University of Tennessee.

About Anchor

Anchor provides innovative accounts receivable funding to small U.S businesses. Anchor’s dedicated transportation financing division, Truckerfunds.com, provides accounts receivable financing for independent trucking owner-operators and small fleets. Our funding facility is based upon creditworthiness of accounts receivable and provides rapid and flexible financing to support small businesses’ daily capital needs.

Additional Information

For additional information, a copy of Anchor’s Form 8-K can be obtained on the Internet by going to www.sec.gov, clicking “Search for Company filings,” then clicking “Companies & Other Filers,” typing in our company name and clicking “find Companies.”

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995.

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes in levels of competition, possible loss of customers, and the company’s ability to attract and retain key personnel.

Contact Morry F. Rubin, Chairman and C.E.O (866) 950- 6669 EXT 302
Email: Mrubin@anchorfundingservices.com